Exhibit 3.4

CERTIFICATE OF FORMATION

OF

QUICKSILVER RESOURCES GP LLC

This Certificate of Formation of Quicksilver Resources GP LLC (the “Company”) is being duly executed and filed by Kelsey Stevens, as an authorized person, to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. §18-201, et seq.).

FIRST: The name of the limited liability company formed hereby is Quicksilver Resources GP LLC.

SECOND: The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 15th day of November, 2011.

By:	/s/ Kelsey Stevens
Name: Kelsey Stevens
Title: Authorized Person